Exhibit (a)(1)(C)

Offer to Purchase for Cash
971,394 Ordinary Shares
of
RADVISION Ltd.
at
$6.30 Net Per Share
by
Mr. Zohar Zisapel

The Initial Offer Period and withdrawal rights will expire at 10:00 a.m., New York time, and 5:00 p.m., Israel time, on Monday, June 1, 2009, unless the Offer is extended.

April 30, 2009

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Mr. Zohar Zisapel (the “Purchaser”), to send you this letter in connection with the Purchaser’s offer to purchase 971,394 ordinary shares, par value NIS 0.10 per share (the “Shares”) of RADVISION Ltd. (“Radvision”), at a price of $6.30 per Share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms of, and subject to the conditions to, the Offer to Purchase, dated as of the date hereof (the “Offer to Purchase”) and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) enclosed herewith. The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

        We urge you to contact your clients as promptly as possible. Please note that the initial period of the Offer and withdrawal rights expire at 10:00 a.m., New York time, and 5:00 p.m., Israel time on Monday, June 1, 2009 (the “Initial Completion Date”), unless the Offer is extended.

        Your attention is directed to the following:

        1.        The offer price is $6.30 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

        2.        Israeli Withholding Tax. As an individual, the Purchaser is not required under Israeli tax law to withhold Israeli tax at the source from the payments he will make under the Offer. However, tendering shareholders who hold their Shares through an Israeli broker or financial institution will be subject to Israeli withholding tax (20% of capital gain as calculated under Israeli tax law) to the extent required by Israeli law, since Israeli brokers or financial institutions are generally required to withhold Israeli tax under Israeli law.

        With respect to U.S. backup withholding taxes, see Section 5 of the Offer to Purchase. For further details, you may approach either us or DTC.

        3.        The Offer is being made for 971,394 Shares, or 5% of the outstanding Shares.

        4.        Shareholders may tender their Shares or deliver Notices of Objection until 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date (unless the Offer is extended by the Purchaser). The period from the commencement of the Offer until the Initial Completion Date (as may be extended by the Purchaser) is referred to as the Initial Offer Period.

        5.        Promptly following the Initial Completion Date, the Purchaser will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser. As required by Israeli law, if the conditions to the Offer are satisfied or, subject to applicable law, waived by the Purchaser and if, with respect to each Share held by a shareholder:

▶	such shareholder has not yet responded to the Offer,

▶	such shareholder has notified the Purchaser (through you) of his or her objection to the Offer, or

▶	such shareholder has tendered such Share (through you) but have withdrawn (through you) such tender prior to the Initial Completion Date,

        such shareholder will be afforded an additional four calendar-day period following the Initial Completion Date, during which he or she may tender such Share. This additional period is referred to as the Additional Offer Period. These dates will change if the Purchaser decides to extend the Initial Offer Period. Shareholders may withdraw any previously tendered Shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period. See “Introduction,” Section 1, Section 3 and Section 4 of the Offer to Purchase.

        If, with respect to all or any portion of his or her Shares, a shareholder objects to the Offer during the Initial Offer Period and the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser, such shareholder may tender such Shares during the Additional Offer Period.

        6.        Conditions to the Offer include, among other things, that:

–	prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there shall have been validly tendered and not properly withdrawn Shares representing 5.0% of the issued and outstanding shares and voting power of Radvision on the Initial Completion Date (currently, 971,394 Shares); and

–	as required by Israeli law, at 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Shares validly tendered and not properly withdrawn must be greater than the number of Shares represented by Notices of Objection to the Offer.

        The Offer is not conditioned on the availability of financing or the approval of the board of directors of Radvision. Please see Section 11 of the Offer to Purchase, which sets forth in full the conditions to the Offer and specifies those conditions to the Offer that are waiveable by the Purchaser.

        7.        If more than 971,394 Shares are validly tendered and not properly withdrawn prior to the expiration of the Additional Offer Period (the “Final Expiration Date”), the Purchaser will purchase 971,394 Shares on a pro rata basis from all tendering shareholders. In these circumstances, the number of Shares that the Purchaser will purchase from each tendering shareholder will be based on the total number of Shares validly tendered and not properly withdrawn by all shareholders prior to the Final Expiration Date.

        8.        Promptly following the Final Expiration Date, the Purchaser will announce the results of the Offer and the proration factor, if any. If the Purchaser is unable to promptly determine the final proration results, the Purchaser will announce the preliminary results. Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

Explanation of Notice of Objection. Under Israeli law, the holders of Shares may respond to the Offer by accepting the Offer and tendering all or any portion of their Shares in accordance with the Offer to Purchase or by notifying the Purchaser of their objection to the Offer by executing and delivering Notices of Objection. Alternatively, they may simply not respond to the Offer and not tender their Shares. It is a condition to the Offer that, at 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Shares tendered in the Offer is greater than the number of shares represented by Notices of Objection. If this and the other conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser, shareholders will be afforded an additional four calendar days to tender their Shares in the Offer, but Notices of Objection will no longer be accepted. See Section 3 of the Offer to Purchase.

        IMPORTANT: IF A SHAREHOLDER SUBMITS A NOTICE OF OBJECTION WITH RESPECT TO HIS OR HER SHARES AND THEREAFTER DELIVERS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS THOSE SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION. SIMILARLY, IF A SHAREHOLDER SUBMITS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS HIS OR HER SHARES AND THEREAFTER HE OR SHE DELIVERS TO YOU A NOTICE OF OBJECTION WITH RESPECT TO THOSE SHARES, PLEASE DISREGARD THE LETTER OF TRANSMITTAL. IF A SHAREHOLDER SUBMITS A LETTER OF TRANSMITTAL AND A NOTICE OF OBJECTION CONCURRENTLY WITH RESPECT TO THE SAME SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION.

        Enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, are copies of the following documents:

1. Offer to Purchase;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

4. Notice of Objection for your use in objecting to the Offer on behalf of your clients;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to American Stock Transfer & Trust Company, as U.S. Depositary.

        In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing the Shares (or a confirmation of a book-entry transfer of the shares into the U.S. Depositary’s account at the DTC), (2) the Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message (as described in the Offer to Purchase) and (3) any other required documents. Tender of shares through guaranteed delivery procedures is not allowed.

        The Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of shares pursuant to the Offer (other than to the U.S. and Israeli Depositaries and to the undersigned, Israeli counsel to the Purchaser). However, the Purchaser will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will NOT pay or cause to be paid any stock transfer taxes payable with respect to the transfer of shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the undersigned at our address and telephone numbers set forth on the back cover page of the Offer to Purchase.

        Additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours, Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.

        ENCLOSURES.

        Nothing contained in this letter or in the enclosed documents shall constitute you or any other person as the agent of the Purchaser, us or the U.S. Depositary, or of any affiliate of any of them, or authorize you or any other person to use any document or to make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.